Exhibit 15
The Board of Directors and Shareholders of Harris Stratex Networks, Inc.
We are aware of the incorporation by reference in the following registration statements of Harris Stratex Networks, Inc. of our report dated November 2, 2007 (except for Note C, as to which the date is September 12, 2008) relating to the unaudited condensed consolidated interim financial statements of Harris Stratex Networks, Inc. that are included in its Form 10-Q/A for the quarter ended September 28, 2007:
No. 333-140442 Form S-8
No. 333-140193 Form S-1, Post-Effective Amendment No. 1
/s/ Ernst & Young LLP
Raleigh, North Carolina
September 22, 2008